Exhibit 99.2

OPTICAL CABLE CORPORATION, #565595

Financial Relations Board

January 15, 2004, 9:00 a.m. ET

Chairperson: Marilyn Meek

Operator

Good morning, ladies and gentlemen, and welcome to the Optical Cable fourth quarter earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, January 15, 2004.

I would now like to turn the conference over to Ms. Marilyn Meek from the Financial Relations Board. Please go ahead, ma’am.

M. Meek

Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fourth quarter of fiscal 2003 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at the Financial Relations Board, 212-445-8453 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of senior management.

Before we begin I’d like to remind everyone this call may contain forward looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin

Thank you, Marilyn, and good morning. Joining me here today at Optical Cable Corporation’s offices are Charlie Carson, our Senior Vice President of Marketing and Strategy, Luke Huybrechts, our Senior Vice President of Sales, and Tracy Smith, our Chief Financial Officer.

I’ll start with a few introductory remarks. We will then review some of the financial results for the fourth quarter and for the fiscal year and finally we’ll answer as many of your questions as we can.

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I’ll preface my comments by reminding everyone that Optical Cable Corporation, like a number of other companies does not provide specific earnings guidance; however, I will say we remain cautiously optimistic about the future of net sales and have seen some preliminary signs that our markets are firming. However, it is still unclear when our markets will begin to show sustainable growth.

Additionally, the pattern of net sales we’ve experienced during fiscal year 2003 may reflect a return to seasonality patterns experienced by the company prior to fiscal year 2001. Specifically, prior to fiscal year 2001, net sales historically have been relatively low in the first half of each fiscal year and relatively higher in the second half of each fiscal year which could partly be due to construction cycles and budgetary cycles of our customers. We believe we will see a similar pattern in fiscal 2004.

We also believe there’s been some pent up demand due to lower IT expenditures in the past and as companies begin to spend for previously postponed capital projects, this could favorably affect our top line.

Now let’s review the results for the fourth quarter and the year.

For the fourth quarter of fiscal 2003, the company reported net income of $405,000 or 7 cents per share. As a result the company reported net income for fiscal year 2003 of $315,000 or 5 cents per share.

In fiscal 2003, net income was up approximately 11% over fiscal year 2002. In fiscal year 2003, the company had an unusual non-cash charge of $862,000 before taxes resulting from the variable accounting treatment of warrants issued in connection with the shareholder class action settlement. This charge was included in income from operations prior to Q4 and did not affect Q4 results.

You will recall we issued 250,000 warrants with an exercise price of $4.88 per share in connection with the shareholder litigation settlement in September of 2002. As we’ve stated in previous calls, generally accepted accounting principles require that the value of these warrants to be adjusted at each reporting period until certain conditions are met including the registration of shares to be issued upon exercise of the warrants, a condition that was satisfied during Q3 2003.

As a result of this quarterly adjustment required by GAAP, the company recognized charges included in income from operations through Q3 2003 and for fiscal year 2003 totalling $862,000. The fair value of the warrants for purposes of this adjustment was determined using a Black-Scholes model.

As we indicated in prior quarters, no additional charges with respect to the

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warrants would be incurred after Q3 2003; additionally, during 2003 the fair value of the warrants previously expensed and accrued as in accrued shareholder litigation liability or reclassified to permanent equity in accordance with GAAP.

In fiscal year 2002, the company incurred $997,000 in connection with shareholder litigation settlement expenses of which $320,000 represented a fair value of the warrants to be issued for GAAP purposes.

With respect to our bank debt, we are pleased to report that as of October 31, 2003, we have no outstanding debt balance on our bank line of credit and at year end we have a cash balance of over $2.3 million. At the end of the third quarter our bank debt totalled $244,000, down from just over $1 million at the end of the second quarter and a little over $2 million at the end of the first quarter.

Net sales for the fourth quarter of fiscal 2003 increased 7.5% to $11.3 million from $10.6 million for the same period last year. Net sales for the fourth quarter of fiscal year 2003 also increased sequentially with net sales of $9.7 million in Q1, $9.8 million in Q2 and $10.3 million in Q3 of 2003.

Gross profit as a percentage of net sales for the fourth quarter was 37.4% compared to 34.8% for the fourth quarter of 2002. Gross profit margins were 35.9%, 39.5% and 29.4% in the first, second and third quarters of 2003, respectively.

The increase in gross profit margin in the fourth quarter 2003 compared to the fourth quarter 2002 resulted primarily from our ability to obtain certain lower pricing on raw materials coupled with a relative increase in product mix for products with higher margins.

You may recall that during the third quarter our gross profit margin was negatively impacted by a charge of $166,000 resulting from a change in estimate with respect to net realizable value of certain finished goods inventory and a charge of $133,000 resulting from a change in estimate regarding the collectability of a refund associated with raw material purchases.

Because of the two unusual charges mentioned, our gross margins during our third quarter were lower than our expectations for the year.

Over the longer term we expect gross margins to be in the 34-35% range.

SG&A expenses excluding shareholder litigation settlement expenses for the fourth quarter of fiscal year 2003 increased 7.5% to $3.8 million from $3.4 million for the same period last year. This compared to SG&A expenses

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which ranged from between $2.9 million to $3.4 million during the first three quarters of the year. The increase in SG&A expenses during the fourth quarter of fiscal year 2003 compared to the same period last year resulted from increases in commissions, compensation costs and bad debt expense partially offset by decreases in certain selling costs.

We continue to carefully monitor all of our expenses including SG&A in order to keep costs down but also we’re working towards building a stronger company for the future. We have added appropriate personnel and resources that will permit us to increase sales and our profitability over the long term.

Since our effective tax rate has significant impact on reporting net income for the fourth quarter as well as for the year, I’d like to comment on taxes. During the fourth quarter of 2003 our effective tax rate was 7.4% compared to an expected tax rate of 34% based on the U.S. federal statutory income tax rate plus a state tax component. Additionally, for fiscal year 2003 despite positive income before income taxes, we reported income tax benefit for the period rather than income tax expense.

A number of factors impacted deviations from the actual effective tax rate from the expected statutory tax rate including state tax effects, tax treatment that differs from GAAP and our extra-territorial income exclusion, also referred to as Extraterritorial Income Exclusion.

The EIE excludes from federal taxable income a portion of net profits realized from sales outside of the United States for products manufactured inside the United States resulting in a tax benefit that is recognized for book purposes. The amounts and timing of the tax benefits associated with our EIE are the primary factors contributing to fluctuations in our effective tax rate.

In 2004 there will be an additional compensation in developing the effective tax rate. Some of you may be aware that the World Trade Organization has ruled against the United States’ EIE regime and in the ruling the World Trade Organization gave permission to the European Union to sanction tariffs to U.S. products if the EIE regime is not repealed by March 31, 2004. There are two proposed bills that could repeal the EIE regime. Currently the proposed bills will not be retroactive, giving exporting taxpayers full EIE benefit for 2003.

I would like to comment briefly on another matter—the bankruptcy proceedings of one of our former distributors. During fiscal years 2002 and 2001, Optical Cable wrote off a total of $2.2 million in an uncollectible account receivable related to the bankruptcy of Anicom. Additionally, you will recall as previously disclosed that Optical Cable had a preference action brought against it for payments received from Anicom prior to Anicom’s

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bankruptcy filing.

Our view of the outcome of the preference proceeding against Optical Cable has not changed from what we disclosed in the third quarter. However, with respect to the amounts of the accounts receivable write off, there appears to be some chance of a possible recovery from the Anicom bankruptcy estate. At this time we are unable to provide any information about the possible amount of any recovery and cannot be certain as to whether there will be any recovery at all. I will say that we have had offers which have since expired to sell $1.9 million of our claim against the Anicom bankrupt estate for up to 20 cents on the dollar.

At this time Optical Cable has decided not to sell its claim in the Anicom bankruptcy proceeding. The recovery, if any at all, will only be recognized when a payment is received in accordance with GAAP.

Finally, Optical Cable’s management remains committed to both growing the company for the future and increasing profits and we are taking the necessary actions to ensure that we achieve those goals. Our efforts include both sales initiatives of various types as well as improvements to our operations and other infrastructure.

At this time we’ll be happy to answer questions. Marilyn, if you would please have the operator indicate the instructions for participants to call in their questions, I’d appreciate it.

M. Meek

Sure, Neil, thank you. Jeff will give the instructions in one minute but first let me start off by saying we are taking questions only from professional investors, analysts and fund managers and in the interest of time, each person wishing to ask questions will be permitted to ask two questions initially. If there is time following everyone given this opportunity, we will allow for follow up questions. Jeff, if you could give the instructions.

Operator

Thank you, ma’am. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a 3-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Matthew Curtis. Please state your company affiliation followed by your question.

M. Curtis	I’m with Kenny Securities. Good morning, everyone. Neil, just a couple quick questions. Do you have any expectation that we’ll be seeing any

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significant announcements with regard customer activity coming out in the near future?

N. Wilkin	No, Matthew. We have heard recently that there’s some rumors of significant activity but if there were something that was significant that we were required to disclose, we would have disclosed that.

M. Curtis

Okay. Then you mentioned that your margins improved this quarter as higher margin products were sold and an improvement in your cost of goods sold. The higher margin products, could you elaborate a little bit on that? Was that multimode fibers specifically over single mode and do you see that as sustainable?

N. Wilkin

I don’t think the margins we saw in Q4 are going to be sustainable over a longer period of time. We really expect the margin to be in the 34-35% range as I’ve previously indicated. We haven’t talked in detail about single mode versus multimode mix but we did have a slight decrease in single mode sales during the fourth quarter relative to multimode sales. I was just checking as I was answering you. That’s made a little bit of difference in the fourth quarter, but over the long term we expect the rate to be in the 34, 35% range barring any other industry changes or pricing changes.

M. Curtis	Okay, thanks, Neil.

N. Wilkin	Thank you.

Operator	Thank you. Our next question comes from Richard Friary. Please state your company name followed by your question.

R. Friary

Delphi Management. A couple of questions. One, do you think somewhere off in the future this business can do a mid-teens return on equity. And two, can you just talk about your positioning versus some of your competitors and how you see the competitive landscape right now?

N. Wilkin

Sure. I think the industry as it is currently just coming out of a big downturn, it’s been a difficult time and for OCC in particular we came through some other matters that we’ve successfully overcome and so relative to our competitors, our returns and the fact that we’re even profitable is a big accomplishment.

As sales growth increases we expect to see greater profitability and a higher return on equity. I’m not prepared to comment on exactly what that return would be.

With respect to the competitive landscape, there’s a lot of cable

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manufacturers out there that we compete with. As you know, we’re in the LAN premises, the LAN premises market primarily so some of those competitors compete with us in our markets as well as also participating in the long haul telco market. I can name some specific competitors if you want. Is that what you’d like?

R. Friary	Not so much specific competitors but what are your advantages and disadvantages against some of these people?

N. Wilkin

Optical Cable has always prided itself in providing a product that has superior performance characteristics relative to our competitors. A classic example of that is the military tactical cable that we’re so well known for. Our product is known for being more rugged, it’s known for being higher performance characteristics overall and because of those characteristics, we’re able to sell value in the markets, particularly in markets where those sorts of characteristics are required.

In some cases it’s in harsher environments but in other cases it’s simply where someone is installing a product in a building and they like the fact that they’re better able to terminate, more easily able to terminate the connections as well as don’t have to worry as much about scuffing up the cable or putting it through some stress during installation. So that’s what we really focus on. We’re not known as the low priced competitor. In fact our prices generally command a slight premium over the rest of the market because of these product characteristics.

R. Friary

Alright. You mentioned … I’ll end it here but you’re able to obtain lower pricing on certain raw materials and then there’s an increase in product mix for products with higher margins. Do you have an advantage over some of your competitors on those two counts? Are you able to make that higher margin product better, more attractive to your customers and do you do a better job of buying certain raw materials than your competitors?

N. Wilkin

I don’t know if we do a better job of buying raw materials. I think clearly I answered the first part of the question with respect to the fact that our product has certain characteristics to make it easier.

The mix between single mode and multimode doesn’t have anything to do with the product being different from our competitors, it’s simply the fact that the margins are better on multimode.

With respect to purchases, we do command given our size in the marketplace, the ability to obtain attractive pricing, but I can’t really compare that to what our competitors are able to get for a number of reasons including the fact that a lot of them don’t make as many disclosures as we do.

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R. Friary	Thank you very much.

N. Wilkin	Sure.

Operator	Thank you. The next question comes from Kevin Wenck. Please state your company name followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning.

K. Wenck

The first question is the drop in inventories. Very impressive what you’re able to do there. It might be helpful though if you had a breakdown before the K was issued as to how it was distributed by raw materials, WIP and finished goods.

N. Wilkin

I don’t have that breakdown in front of me, Kevin. I take your point. Maybe in the future we can add that to our press release because I think it would be helpful information. Classifications on the balance sheet sometimes are adjusted after earnings release but before we end up issuing the 10K. That’s the reason we don’t have as much balance sheet detail in our press release.

We really have made a concerted effort to try to make sure that we’ve optimized our inventory levels. It’s important for us that we maintain a proper mix of products to meet our customer needs but also avoid excess inventory levels.

At the end of each quarter we perform a detailed analysis of our inventory in order to ensure that we are properly valuing it. So that’s the process that we expect to continue. I can’t guaranty that inventories, particularly if market conditions change, are going to continue at lower levels. But we do constantly monitor that and are careful not to add inventory that we don’t believe is going to have an appropriate turn rate.

K. Wenck	Still an 18% sequential drop is pretty impressive. Can you offer us some color as to where it might have come from?

N. Wilkin

I really can’t offer you a lot of detail at this time. I don’t think that I should do that. But it is if you’ll give me a second, maybe I’ll provide you some information with respect to where it came from in the breakdown between finished goods and raw materials. But this is just the process of making sure that what we’re manufacturing is to what we believe the customer demands and also trying to liquidate some of the excess inventory that’s resulted from the period that we had starting a year and a half ago where the market was down by so much.

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I can tell you we had a drop in both raw materials and in finished goods. Finished goods dropped about (and I’m rounding here) about $500,000 and raw materials dropped about $300,000. Work in process dropped even more than both of those.

K. Wenck

Okay, that’s very helpful. The next question is in the SG&A area. As you know yourself the number has been fluctuating quite a bit. You mentioned compensation as one of the factors leading to the increase this quarter. Is this possibly bonus compensation at year end given that it’s been a pretty good year for you that ended up just hitting in Q4 or is this ongoing increased levels of compensation for new hires or … Any comments on that would be helpful.

N. Wilkin

Sure, there’s a number of different factors. One is bad debt expense. And we saw an increase in bad debt expense of about $280,000 in Q4 versus Q3 and that was mainly the result of significant charge, $170,000 related to a foreign customer that entered into receivership in the fourth quarter. We had previously included a reserve in accounts receivable but our judgment changed when they entered receivership and have since written off the entire accounts receivable. The $170,000 relates to that, the additional charge that hit the fourth quarter.

You also mentioned the fact that we’ve been adding employees and that’s correct. At the end of fiscal year 2002 we had 152 employees, at the end of fiscal 2003 we have 160. We’ve had some people leave, we’ve been adding some individuals particularly in the sales area where we’ve tried to expand our coverage domestically and somewhat internationally although the international adds are really on a straight commission basis, so it really shouldn’t affect SG&A costs directly except with the corresponding increase in sales.

Then the last item that you mentioned is exactly correct actually but I want to say a few words about it. During fiscal year 2003 Optical Cable in consultation with an independent consulting firm adopted a management incentive plan. And we described this plan at least with respect to the executive officers in last year’s proxy statement. So I’d refer you to that disclosure.

The plan, however, includes all members of management having departmental responsibilities, essentially director and above and is based on pay for performance. Previously as was true for the executives prior to the option of this new plan and before I’d taken action to revise it, there had been plans in place where people were based on … rewarded for sales levels and so this pay for performance is really based on a number of financial performance measures including EBITDA. Most of it’s quantitative, but

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some of it is qualitative targets.

As I’ve just said, this plan replaced the other monthly and year end incentives that existed previously with an incentive based on the performance by participants over the entire year. The expenses under the plan are accrued quarterly based on performance through each quarter and therefore as financial performance improves, the costs can increase. However, it’s not something that’s discretionary except with respect to the qualitative portion which is really an evaluation of how people did based on a set bonus opportunity. So the cost is really determined or the plan’s really determined up front and so as financial performance improves, you can see an increase in expense related to this plan and as it decreases you see a decrease in expense, but it’s not something where there were a bunch on bonuses loaded into and not previously accrued into the fourth quarter.

But because of the financial performance in the fourth quarter in particular, because remember up until the third quarter we had still shown a loss, there was about $150,000 that was accrued in Q4.

K. Wenck	$150,000 above what the accrual might have been in Q3 or $150 total in Q4?

N. Wilkin	$150 in addition to what was previously accrued through Q3.

K. Wenck

If you back out the additions to bad debt and you back out the additional incentive accrual in Q4, a normalized level of SG&A at this point might be in let’s say the $3.2 to $3.4 million a quarter range?

N. Wilkin

Yes. I mean the target that I use, Kevin, is normally around 3.3 to 3.4 but what I’d also say is we have in looking at making some additional hires and we’ve made one hire in particular. John Dyer has joined Optical Cable. He is overseeing our operations. He’s at a senior director level and essentially a plant manager type position. So there are some costs that may cause that 3.3 to 3.4 to inch up slightly. Maybe a better range at this point would be 3.4 to 3.5. Is that … ?

K. Wenck	Alright. Thanks for your help.

N. Wilkin	Subject to … I’m trying to give you as much information as I can, Kevin. But recognize that we’re continuing to build and that number could inch up. I’m not trying to guaranty that number for you.

K. Wenck	No, I realize that it’s just part of a discussion. Thanks, Neil.

N. Wilkin	You’re welcome.

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Operator

Thank you. Ladies and gentlemen, if you have an additional question, please press the star followed by the one. And as a reminder, if you’re using speaker equipment, you’ll need to lift the handset before pressing the numbers.

The next question is a follow up question from Matthew Curtis. Please go ahead.

M. Curtis

Hi again, Neil. Just a couple of quick follow ups. With regards to your gross profits, as we move forward and we move a little bit closer to that 34 to 35% range, is it going to be in your opinion at this point anyway that costs, in regards to your cost of goods sold coming back up to where they’ve been in the last couple of quarters or is it going to be the product mix shifting back to less higher margin products?

N. Wilkin

Our gross margin really can fluctuate as has been seen in the past based on product mix and other factors. So that 34 to 35% is really a target that I think is relatively appropriate. I’m hoping and we always work towards trying to beat a number like that. But from the 34 to 35% range, I feel like we’re really doing the job we’re supposed to be doing.

M. Curtis	I understand. Let me ask it a different way. How sustainable is the cost structure on your products that you’re purchasing in your cost of goods sold right now?

N. Wilkin

I think like all cable manufacturers fiber prices have been relatively low and that could change because fiber prices are about as low as they could possibly get at this point given the fact that there’s so much overcapacity. But other costs have been increasing. Like a lot of companies we saw increases in healthcare costs this year and that impacts cost of goods sold to the extent that it relates to manufacturing, the manufacturing employees. We’ve also seen increases in other raw material costs that are related to oil prices going up. So it’s really a mixed bag.

M. Curtis

I understand. As we’re about 10 days out from the end of this quarter along with your cautious optimism mentioned in your press release, is there any reason to suspect that we would not see a sequential increase in your revenue next quarter?

N. Wilkin	I think there’s every reason to believe that we would not see it because of the seasonality factor that we have.

M. Curtis

You’d mentioned EIE a little bit earlier and some of the difficulties we’re seeing on a macro level with that. Assuming things stay as they are now, do you have some kind of anticipation for what your tax rate might be for the next fiscal year?

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N. Wilkin

I’m going to let Tracy address that question. I don’t know how specific she can give you because we really haven’t I don’t think she’s really calculated an expected tax rate given these new developments prospectively.

T. Smith

That’s right, Neil. It would be a moot point at this time for us to calculate what we think it would be without these other factors and we do look at this each quarter. The exclusion is calculated by a complex analysis of all export sales and profits for the year, orderly fluctuations in export sales and profitability. Total sales and profitability create changes in the exclusion and tax benefit on a quarter basis. So while we try to true that up every quarter and make sure that it’s appropriate, there’s always the possibility that there’s some changes in judgment that go along with that effective tax rate.

So given the current legislative environment related to the EIE, we are going to be looking at it very closely at the end of this first quarter, but we have not done that yet.

N. Wilkin

The other thing we can say from a long term standpoint, particularly as sales increase and profitability improves and EIE doesn’t impact our tax calculations as much, what would you say sort of a standard effective tax rate would be?

T. Smith	In the past, 35% has been a standard when we had a higher level of income before taxes.

N. Wilkin	Does that help?

M. Curtis

Yes, it does very much. And then lastly on sort of an industry level, have you seen any drivers that would continue to generate growth in multimode fiber over single mode fiber? Are there any applications or equipment coming online that might suggest one might sell better than the other in the coming future?

N. Wilkin

There are a number of different factors that make it exciting to be in the fiber business over the long term. I’m going to have Charlie jump in and mention a couple of them. But before I do, some of them are the pent up IT demand that we’ve seen and there’s a constant demand for increased bandwidth. Applications are more and more becoming bandwidth-intensive.

Was there anything you wanted to add, Charlie?

C. Carson

I think that pretty much sums it up. The point being if you go back just a few years to have even imagined that you would have one gig or 10 gig capacity at a desktop would not have been possible and today that is being installed. So those kinds of bandwidth demands are going to continue to be good for our industry.

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N. Wilkin	Paralleling that, a lot of the costs of the equipment necessary to implement a fiber solution to the desk for example is coming down. Do you want to comment on that?

C. Carson	Absolutely, in fact for new construction there are some economics that would indicate that fiber is advantaged over older technologies.

N. Wilkin

The models that Charlie’s referring to include cost savings relative to smaller telecommunication closets, a reduction in the number of telecommunications closets for example. So if you’re just looking at equipment costs.

C. Carson	And the OE conversions, optical, electrical conversions in those closets and the air conditioning and the floor space and all of those kinds of things.

M. Curtis	Okay so with equipment costs beginning to come down and demand for overall bandwidth increasing, is it likely that we will begin to see a greater shift to more single mode fiber installations?

N. Wilkin	Did you say fiber generally or single mode?

M. Curtis	Well single mode specifically.

N. Wilkin

The applications we’ve been talking about, you can have a multimode solution to the desk and it provides the type of bandwidth we’ve been talking about. The problem is that for years people have been predicting this huge acceleration in fiber deployment in the LAN premise applications, so we all know that it’s eventually coming, but when it’s going to happen is still up for debate. Is it short term or is it long term?

Some of the pent up demand you have on IT spending may first, for example be spent on computer equipment and software upgrades and people may defer purchases to improve their networking capacity. So there’s a number of factors there.

C. Carson

Just one comment on the single mode versus multimode. Multimode will retain an advantage over single mode for quite a long time because of the larger core diameter and the ease and lower cost of connectivity, those types of issues. That also helps with the cost of the electronics being lower.

N. Wilkin	Exactly.

M. Curtis	Okay, very good. Thank you, gentlemen.

N. Wilkin	You’re welcome.

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Operator	Thank you. Our next question comes from Kevin Wenck. Please state your company name followed by your question.

K. Wenck	Polynous Capital Management. Neil, if you have it, a sales split between domestic and international for the quarter and between direct and distribution.

N. Wilkin

We don’t ... we sell almost every ... let me answer the second question first. We sell really almost everything through distribution. The exceptions are original equipment manufacturers and sales like that which is very traditional in our industry. I don’t have that split in front of me. Tracy’s pulling the split on domestic versus international. I’d sort of prefer to wait until we put that in the 10K because I don’t think we’ve reviewed that number yet, Kevin. Historically we’ve been at about 20 to 25% international versus the rest domestic.

K. Wenck	Another way of asking a question on the direct versus distribution, any changing trends in the quarter where more of it went through some channels versus others or anything like that happen?

N. Wilkin

No. In fact I’m encouraged by the fact that we are ... we spent a lot of time building relationships with key distributors and those efforts are ongoing. During the last year and a half those relationships with a number of our key distributors have improved significantly.

K. Wenck	The next question would be the helpful effects on gross margins from the raw material purchase, was that fiber or was it other raw materials during the quarter?

N. Wilkin	What I was referring to with respect to the fourth quarter was really fiber.

K. Wenck	Was that a one time deal that was available opportunistically or was that a renegotiated pricing arrangement that might go on for a few more quarters?

N. Wilkin

We’re constantly negotiating our prices but I think that I wouldn’t expect to continue to see that. It’s not a situation where we purchased a quantity or did something outside of our normal purchase methodology. So it’s not one time opportunistic purchases in that respect. These are just normal standard purchases from our normal standard suppliers. But what I’d also say is I wouldn’t expect that ... I’m not sure how long those price advantages are sustainable. I think that’s anyone’s guess. So I wouldn’t count on it. I’d go back to the numbers that I previously referred to with respect to gross margins.

K. Wenck	Given that during the downturn there was a good deal of inventory that was

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revalued to lower levels but now that we’re turning up a little bit, were gross margins helped at all during the quarter by some of that inventory being sold at market prices today that were a lot, higher than, I won’t say a lot but higher than where the inventories have been revalued down to?

N. Wilkin

Similar to excess capacity and so much inventory that’s been sloshing around the industry, while we continue to make efforts to minimize any inventory whether it had been written off to a lower cost of market previously or not. Those efforts will continue but we’re not seeing the huge bump up in sales because of that or a corresponding increase in gross margins.

K. Wenck	So you didn’t sell a bunch of stuff that had been revalued to a pretty low level at prices higher than you might have expected during the quarter?

T. Smith	Not to a significant extent.

N. Wilkin	Not to an extent that would affect the margins significantly.

K. Wenck	That’s how Cisco has helped their gross margins for about 2 years now. One other question. A cap ex budget in rough numbers for this current fiscal year?

N. Wilkin	I don’t have that for you right now, Kevin, so I can’t really comment. We do continue to look at purchases but we haven’t in the past had a very extensive capital expenditure need.

K. Wenck	How’s the automation project going?

N. Wilkin

The automation project is ... we’re actually very pleased with the way it’s going. It’s moving along nicely and as we ... as it continues, we expect to see benefits in the future. I wouldn’t specifically attribute the automation project to the results in the fourth quarter either.

K. Wenck

One question for Charlie. I’m interested in the 10 gig rollout myself for a lot of other reasons. But how much activity are you seeing there, Charlie, in terms of network backbones being upgraded to 10 gig?

C. Carson

That’s an interesting question, Kevin, because there’s two parts to a building, the backbones and the horizontals. As background, most of the verticals in a building are fiber today. We are seeing some conversion of that to 1 gig and 10 gig. It is a very small percentage right now both for us and the marketplace in general. But the people that are installing that are doing it in anticipation of bandwidth requirements or because of real requirements. And in most cases that is in new construction and it is going to the desk so the enduser realizes that bandwidth capacity.

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K. Wenck	Okay, thanks.

N. Wilkin	Thank you. I was going to ask Kevin if he wanted to buy any. I wasn’t sure if it was for an installation that you might have in mind.

K. Wenck	No, just keeping track of all the claims of the networking companies that say it’s going to be a big market for them this year.

Operator	Thank you, sir. Ladies and gentlemen, if you have an additional question, please press the star followed by the one.

At this time we have no further questions. I’d like to turn the conference back over for any concluding comments.

N. Wilkin

Thank you and thank you all for your questions. We tried to be as open as we can and provided you with information that hopefully you’ll find useful in your analysis. I look forward to talking to you next quarter. Thank you for your time.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the Optical Cable fourth quarter earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 and you will need to enter the passcode of 565595 followed by the pound sign. Thank you for participating in today’s conference, you may now disconnect.

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